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                                                                    Exhibit 99.1
                             [GRAPHIC APPEARS HERE]
                                                           FOR IMMEDIATE RELEASE

                           5401 E. Independence Blvd.
                               Charlotte, NC 28212
                        704-532-3320; 704-536-5116 (Fax)




          SONIC AUTOMOTIVE, INC. ANNOUNCES SENIOR MANAGEMENT PROMOTIONS

CHARLOTTE, NC (November 14, 2002) - Sonic Automotive, Inc. (NYSE: SAH), a Fortune 300 company, today announced that its Board of Directors unanimously appointed B. Scott Smith to the position of Vice Chairman and Chief Strategic Officer, Theodore M. Wright to the position of President, and Jeffrey C. Rachor to the position of Executive Vice President and Chief Operating Officer. Mr. Wright will continue in the role of Chief Financial Officer until the Company identifies a replacement Chief Financial Officer.

O. Bruton Smith, the Company's Chairman and Chief Executive Officer stated, "All of these gentlemen have demonstrated their commitment to our Company and have been critical to its sustained success. The announced enhancements to our management structure will provide the foundation for continued growth of the Company. These changes will also support the evolution of our senior management team and help us to fulfill our vision of becoming one of the largest U.S. retailers and a world class provider of automotive retailing sales and service."

Mr. Scott Smith, Mr. Wright and Mr. Rachor all joined the Company prior to its late 1997 initial public offering. The Company has grown from 5 dealerships and 6 franchises at June 30, 1997 to 137 dealerships and 188 franchises at October 29, 2002. Earnings per share have grown from $0.53 for the year ended December 31, 1997 to $2.47 for the twelve months ended September 30, 2002, and the Company's share price has appreciated 157% since its initial public offering, compared to a decline in S&P 500 of 5.9% over this time period. The Company is currently the third largest automobile retailer in the United States.

In his new role, Mr. Scott Smith will be principally responsible for developing the Company's strategic vision and long-term strategic planning. Mr. Wright will continue in his current responsibilities and will also assume responsibility for automobile manufacturers' relations and dealership market representation activities. Mr. Rachor will assume full responsibility for the Company's operations. All of the described positions will report to Mr. O. Bruton Smith, the Company's Chairman and Chief Executive Officer.

"These promotions recognize long-term contributions to our Company and the ability to lead. Our Company will further strengthen its financial and operations functions, while allowing more time and attention to the development of our long-term, strategic vision for the Company. We will be positioned to continue our growth for the long-term while continuing to deliver outstanding returns to shareholders," stated Mr. O. Bruton Smith.

Mr. Theodore M. Wright has been the Chief Financial Officer, Executive Vice President of Sonic since April 1997, and a Sonic director since June 1997. Before joining Sonic, Mr. Wright was a Senior Manager and in charge of the Columbia, South Carolina office of Deloitte & Touche LLP. Before joining the Columbia office, Mr. Wright was a Senior Manager in Deloitte & Touche LLP's National

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Office Accounting Research and SEC Services Departments from 1994 to 1995. From
1992 to 1994, Mr. Wright was an audit manager with Deloitte & Touche LLP.

Mr. Jeffrey C. Rachor originally joined Sonic as its Regional Vice President - Mid-South region upon Sonic's 1997 acquisition of dealerships in Chattanooga, Tennessee. He was subsequently promoted to Executive Vice President of Retail Operations and joined the Board of Directors of the Company in 1999. Mr. Rachor has over 19 years experience in the automobile industry and was the Chief Operating Officer of the Chattanooga dealerships from 1989 until their acquisition by Sonic in 1997. During this period, Mr. Rachor has also served at various times as the Dealer Operator of Toyota, Saturn and Chrysler-Jeep dealerships. Before then, Mr. Rachor held a variety of sales and marketing positions with General Motors and American Suzuki Motor Corporation.

In addition to the previously described promotions, the Company announced the appointment of two Senior Vice Presidents. Mr. Mark J. Iuppenlatz and Mr. David
E. Plummer were promoted to Senior Vice President. Mr. Iuppenlatz has served as Vice President, Corporate Development since 1999 and Mr. Plummer served as Vice President, Divisional Controller for 2000 and 2001 and has served as Vice President, Corporate Controller since January 2002. Mr. Bruton Smith stated, "We're pleased to announce these deserved promotions. Mr. Iuppenlatz and Mr. Plummer have demonstrated leadership skills and have contributed to our growth."


About Sonic Automotive, Inc.

Sonic Automotive, Inc., a Fortune 300 Company, is one of the largest automotive retailers in the United States operating 188 franchises and 42 collision repair centers. Sonic can be reached on the Web at www.sonicautomotive.com.

Contact: Theodore M. Wright, President of Sonic Automotive, Inc. (704) 532-3347.
         J. Todd Atenhan, Investor Relations of Sonic Automotive, Inc. (888) 766-4218. Bill Steers, Media Relations of Sonic Automotive, Inc. (888) 766-4219.